UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 16, 2007

_________________________

Southern Community Financial Corporation

North Carolina	000-33227	56-2270620
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

4605 Country Club Road, Winston-Salem, North Carolina	27104
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number: (336) 768-8500
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This document contains 3 pages, excluding exhibits.

Item 5.02— Compensatory Arrangements of Certain Officers.

On March 16, 2007, Southern Community Bank and Trust (the “Bank”), the principal subsidiary of Southern Community Financial Corporation (“Southern Community”), entered into Salary Continuation Agreements and Endorsement Split Dollar Agreements (“New Agreements”) with F. Scott Bauer, Chairman and Chief Executive Officer of Southern Community and Jeff T. Clark, President of Southern Community. The New Agreements replace existing executive supplemental retirement plans between the Bank and Mr. Bauer and Mr. Clark.

At normal retirement age of 62, the Salary Continuation Agreements provide each of the named executive officers with a retirement benefit for the life of each such officer. The benefits are unfunded and are not intended to constitute a tax-qualified retirement plan under Section 401(a) of the Internal Revenue Code of 1986, as amended. The annual benefit for Mr. Bauer is $188,504. The annual benefit for Mr. Clark is $150,490. In the case of termination prior to retirement, other than for Cause, as defined in the Salary Continuation Agreements, or disability prior to the normal retirement, the benefit is reduced to the amount accrued by the Bank for the benefit at such date. The full benefit is payable to Mr. Bauer following a change of control of Southern Community. For Mr. Clark, the benefit following a change of control of Southern Community is the sum of the accrued value of the benefit and one half the difference between the accrued value of the benefit and the full benefit. The benefit is payable in a lump sum immediately following the change in control. If the officer is receiving benefits under a Salary Continuation Agreement, the remaining benefit must be paid in a lump sum following any change of control

If these payments to each officer would cause the imposition of excise taxes under Section 280G and Section 4999 of the Internal Revenue Code, the Salary Continuation Agreements require that the officer be reimbursed an additional amount necessary to compensate the officer for any applicable excise tax payments, net of all income, payroll, and excise taxes. The Agreements also provide for reimbursement of legal fees up to $500,000 for Mr. Bauer and Mr. Clark if the officer is required to seek legal advice to enforce his rights under the Salary Continuation Agreement following a change of control. This benefit is addition to the legal fee reimbursement provided under the Employment Agreements with each officer.

If the officer dies while employed by the Bank, the Bank shall pay the accrued value of the benefit to the officer’s beneficiary plus a percentage of the benefits under a life insurance policy in the name of the officer maintained by the Bank. If the officer dies while receiving benefits under a Salary Continuation Agreement, the Bank shall pay the present value of any remaining benefit to the officer’s beneficiary. No benefit will be payable if: (i) the officer is terminated for cause; (ii) the officer dies as a result of suicide or if the officer provides misstatements in any policy of insurance purchased by the Bank; (iii) the officer is removed, or the Bank is subject to action pursuant to Federal banking law; or (iv) the officer competes with the Bank during the two year period following termination of employment, other than following a change of control.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, Southern Community Financial Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Southern Community Financial Corporation

March 20, 2007	By:	/s/ F. Scott Bauer
	Name:	F. Scott Bauer
	Title:	Chairman and Chief Executive Officer